EXHIBIT 3


                                CSW CREDIT, INC.
                                EARNINGS COVERAGE
                           (thousands, except ratios)

                                              1997

                              JANUARY       FEBRUARY         MARCH

Net Income                      $493         $1,021           $255
Income Taxes                     254            538            126
Tax benefit of parent
  company loss                   (21)           (22)           (22)
Interest Expense               2,864          2,502          2,595
                             -------        -------        -------

                              $3,590         $4,039         $2,954
                             =======        =======        =======



Interest Expense              $2,864         $2,502         $2,595



Ratio of Earnings
  to Fixed Charges              1.25           1.61           1.14





                                CAPITAL STRUCTURE
                                 MARCH 31, 1997
                                   (thousands)



Short-term Debt                        $493,300                  93%
Common Equity                            39,429                   7%
                               ----------------     ----------------

          Total                        $532,729                 100%
                               ================     ================